EXHIBIT 10.1

Executive Incentive Plan
Summary Plan Description

PURPOSE

The purpose of the Executive Incentive Plan (the “EIP” or “Plan”) is to reward executives for the successful long-term performance of USEC Inc. (the “Company”). The Plan provides a long-term incentive to officers of the Company to make continued commitments and contributions to USEC’s business success through the use of awards that reflect the value of USEC’s stock over a performance period. The Plan provides the Board and the CEO with the flexibility to establish specific performance targets aimed at achieving the Company’s significant mid and long term goals. The Plan is in addition to the Company’s other time-based long-term incentive compensation (stock options and restricted stock) provided to executives. The EIP replaces the Company’s previous three-year Strategic Incentive Plan. The Plan arises under and is subject to the terms of the USEC Inc. 1999 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). Where not otherwise defined herein, capitalized terms within this summary shall have the same meaning as provided under the Equity Incentive Plan.

OVERVIEW

The EIP generally provides for awards after the end of a three-year performance period in the form of (1) cash, (2) Shares of USEC stock that are immediately vested and freely transferable or (3) vested restricted stock units (“RSUs”). A participant election to receive his or her award in the form of RSUs must generally be made no later than six months prior to the end of the applicable performance period, provided that no election will be permitted after the award has become both substantially certain to be granted and payable in an amount that is readily ascertainable. Awards in the form of cash or Shares of USEC stock will generally be granted within 2 1/2 months of the end of the applicable performance period.

Awards will be granted at the end of each performance period following the achievement of pre-determined goals. The amount of the award will be equal to the predetermined target award where performance during the performance period, when measured against predetermined performance goals, is at target. Where performance meets predetermined goals that are established below (“threshold”) or above (“maximum”) target, the amount of the award granted will be between 80% and 120% of the predetermined target award. Where performance does not meet threshold performance, no award will be made. The maximum award under the EIP is 120% of the predetermined target award.

DESIGN FEATURES
Eligibility for Participation — The EIP will only include selected key corporate management positions nominated by the Chief Executive Officer and approved by the Compensation Committee at the start of each performance period. Except under special circumstances, participation in the Plan will be limited to officers of the Company. A new employee that is eligible for participation will not be allowed to participate in the EIP for a particular performance period unless that employee joins USEC no later than six months prior to the end of the performance period (e.g., no later than June 30, 2008 for the performance period March 1, 2006 through December 31, 2008).

Performance Periods - The EIP provides awards based on Company performance over a three-year performance period. USEC intends to start a new three-year performance period every three years. The initial three-year performance period will be a shortened period and will begin March 1, 2006 and will end December 31, 2008 (total of 34 months). The next three-year performance period would be January 1, 2009 through December 31, 2011 (total of 36 months), and so on.

Target Awards – A participant’s target award under the Plan for a performance period (the “Target Award”) is equal to a specified number of Shares of USEC stock. The value of the Target Award for a participant in the Plan for each three-year performance period is determined as a percentage of base salary as in effect on the first day of the performance period. For the initial shortened performance period of 34 months, the target percentage will be calculated as if the performance period were the full three years. The applicable target percentage of base salary varies by level in the organization as follows:

		Value of the Target
		Award (based on a
		three-year
	Annualized value of the	performance period,
	Target Award	as a multiple of
Level / Title	(as a multiple of Base Salary)	Base Salary)
President / CEO	100%	300%

Senior Vice President	60%	180%

Vice President	15%	45%

Note that where an employee is not eligible for participation in the EIP for an entire performance period and the employee’s award opportunity under the EIP is not otherwise forfeited, the value of the participant’s Target Award will be determined by multiplying the value of the Target Award (from the chart above, based on a three-year performance period) that would otherwise be applicable by a fraction, the numerator of which is the number of whole months the employee was a participant during the performance period and the denominator of which is the total number of months in the applicable performance period. The base salary used to determine the value of the participant’s Target Award will be the participant’s base salary in effect on the participant’s first day of participation within the performance period.

The Target Award for a participant with respect to a performance period will be equal to the whole number result when the value of the participant’s Target Award is divided by the average closing price for a Share of USEC stock on the New York Stock Exchange each trading day during the last full calendar month prior to the later of (1) the beginning of the applicable performance period (i.e., each trading day during February 2006 for the performance period March 1, 2006 through December 31, 2008; each trading day during December 2008 for the performance period January 1, 2009 through December 31, 2011; etc.) or (2) the date the participant first became a participant in the EIP.

If, due to special circumstances, an employee of USEC who is not at one of the levels set forth above becomes eligible to participate in the Plan, the applicable target percentage of base salary for such individual will be determined by the Compensation Committee.

Performance Goals – At the beginning of each performance period, the Compensation Committee shall determine, after consultation with and based on the recommendation of the CEO, the critical financial and business performance goals with respect to which performance will be measured. The goals should reflect what needs to be accomplished in an applicable performance period to ensure achievement of the Company’s mid and long term strategic objectives and to maximize shareholder value. The goals for each performance period may vary, but do not vary based on individual performance. To the extent the Company wishes to satisfy the requirements of the exception to the general deduction limit for compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for certain performance based compensation that is provided under Section 162(m) of the Code and applicable regulations and rulings thereunder, the performance goals described in this section with respect to a performance period will be established in writing by the Compensation Committee from the goals approved by shareholders under the Equity Incentive Plan not later than 90 days after the commencement of the applicable performance period or, if applicable, not after 25% of the performance period has elapsed.

Performance Measurement – The CEO will provide the Compensation Committee with periodic reports of performance during the performance period. Following the completion of each performance period, the CEO will review the achievement of the performance goals during that period and will rate the performance. The Compensation Committee, at its first meeting following the completion of a performance period, will then certify the performance results during that performance period and approve or modify the CEO’s recommendations.

Except where performance is less than threshold performance, the range of performance approved by the Compensation Committee, and therefore, the value of the award with respect to each participant (the “Approved Award Percentage”), will be from a threshold minimum of 80% of the participant’s Target Award for threshold performance (as such level is predetermined) to a maximum of 120% of the participant’s Target Award for maximum performance at that predetermined level (target performance would yield 100% of the Target Award). No award will be made for performance that is less than threshold performance. Actual awards will be granted only following the Compensation Committee’s certification of performance results. The performance measurement approved by the Compensation Committee will be applied to the Target Award for that performance period for each participant. As more fully described below, awards will be in the form of cash, vested and fully transferable Shares of USEC stock or RSUs.

The Compensation Committee can exercise negative discretion concerning payout for any performance period. While the threshold payment in the performance period is 80%, the Compensation Committee may deem that a lower amount, including zero or no payment, is appropriate.

Timing of Payouts – Grantees will receive awards as soon as practicable after the end of the applicable performance period, but in no event later than 21/2 months after the end of the applicable performance period. The first awards under the Plan will be granted in the beginning of 2009 following the completion of the initial 2006-2008 performance period (assuming satisfaction of the performance goals). After the first awards are granted in 2009, there will be subsequent grants (assuming satisfaction of the performance goals) every third year thereafter as each subsequent three-year performance period concludes.

Form of Payouts – Awards under the Plan with respect to a performance period are granted in one of three forms:

1.	Cash (in an amount equal to the product of (i) the Fair Market Value of a Share (based on the closing sales price of the Company’s common stock on the NYSE on the date paid), (ii) the Approved Award Percentage and (iii) the Target Award);

2.	Shares of USEC common stock (with the number of such Shares equal to the product of (i) the Approved Award Percentage and (ii) the Target Award); or

3.	RSUs (with the number of such RSUs equal to the product of (i) the Approved Award Percentage and (ii) the Target Award), ultimately settleable only in cash.

For employees who elect to receive cash or Shares of USEC stock with respect to a performance period, the election by a participant to receive cash or Shares will be made by the participant at the time of the award.

For employees who elect to receive RSUs with respect to a performance period, the election by a participant to receive his or her award in the form of RSUs must be made no later than six months prior to the end of the applicable performance period (i.e., June 30, 2008 for the March 1, 2006 through December 31, 2008 performance period), provided that no election will be permitted after the award has become both substantially certain to be granted and payable in an amount that is readily ascertainable. Where no such deferral election is made timely, the participant’s award will be granted in the form of cash or Shares of USEC stock (as set forth above).

Treatment of RSUs – RSUs awarded under the EIP will be subject to the terms of the applicable award agreement, such terms will include the following:

1.	Settlement: Settlement of the RSUs will be delayed until the date the participant incurs a “separation from service” as such term is defined for purposes of Code Section 409A(a)(2)(A)(i) (a “Separation from Service”) or, if earlier, upon a Change in Control of the Company (the earlier of the date of the participant’s Separation from Service or the date of the Change in Control of the Company, the “Settlement Date”). In general, as soon as practicable following the Settlement Date, a participant’s RSUs will be settled in the form of cash. However, in no event will amounts be paid to a “specified employee” (as such term is defined in Treas. Reg. §1.409A-1(i)) before the date that is six months after the specified employee’s Separation from Service. The amount of cash payable in settlement of a participant’s RSUs is equal to the product of (1) the Fair Market Value of a Share of USEC stock on the Settlement Date multiplied by (2) the number of RSUs then held by the participant.

2.	Dividends: If the Company pays a dividend on Shares at any time between the date RSUs are granted and the Settlement Date, the Company will grant an additional number of RSUs (“Dividend Equivalent RSUs”) to each participant then holding RSUs in an amount equal to (1) the product of (i) the dividend per Share payable with respect to such Shares and (ii) the number of RSUs then held by the participant, divided by (2) the Fair Market Value of a Share on such date.

3.	Adjustment of Number of RSUs: The number of RSUs and Dividend Equivalent RSUs will be subject to adjustment as provided in Section 4(b) of the Equity Incentive Plan.

Administrative Issues

•	Participants who leave the Company prior to the grant of an award with respect to a performance period due to death, disability, involuntary Separation from Service by the Company other than for Cause, or Retirement will receive an award valued and paid in the form of cash or Shares of USEC stock, at the election of the participant (or, if applicable, the participant’s beneficiary), at the end of the performance period. The value will reflect pro-rata actual participation within the performance period.

•	If the participant incurs a Separation from Service for any other reason (not set forth in the bullet above), including a Separation from Service after the end of a performance period but prior to an award being granted for such performance period, all unvested award opportunities will be forfeited. If the participant is terminated by the Company for Cause, all award opportunities will be forfeited whether or not vested, including any RSUs granted with respect to a performance period that had not yet been settled as of the date of resignation.

•	To receive any award, the participant must have been a participant for at least six (6) full months during the performance period.

•	Notwithstanding anything herein to the contrary, in the event of a Change in Control of the Company, the Compensation Committee will immediately grant and payout awards for the current performance period such that the date of the Change in Control shall be deemed to be the end of the performance period for purposes of calculating and granting awards for such performance period. Such awards shall be calculated assuming achievement of all applicable performance goals at target level.

•	Notwithstanding anything herein to the contrary, the Compensation Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, subject to the terms of the Equity Incentive Plan, and the Compensation Committee may amend or adjust awards under the Plan as provided in Section 15 of the Equity Incentive Plan.